Exhibit 4.1

América Móvil, S.A.B. de C.V.,

as Issuer

and

Radiomóvil Dipsa, S.A. de C.V.,

as Guarantor

to

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent

and

The Bank of New York Mellon (Luxembourg) S.A.,

as Luxembourg Paying Agent and Luxembourg Transfer Agent

FIFTH SUPPLEMENTAL INDENTURE

Dated as of June 28, 2010

€1,000,000,000

3.75% Senior Notes due 2017

FIFTH SUPPLEMENTAL INDENTURE, dated as of June 28, 2010 (this “Fifth Supplemental Indenture”), among América Móvil, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, Mexico, D.F., Mexico, Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (herein called the “Guarantor”), having its principal office at Lago Alberto 366, Edificio Telcel II, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, Mexico, D.F., Mexico, and The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as Trustee (herein called the “Trustee”), Security Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent (herein called the “Luxembourg Paying Agent”) and Luxembourg Transfer Agent, to the Indenture, dated as of September 30, 2009, among the Company, the Guarantor and the Trustee (herein called the “Base Indenture” and, together with this Fifth Supplemental Indenture, herein called the “Indenture”).

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of debt Securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company desires by this Fifth Supplemental Indenture to create a series of Securities to be issued under the Base Indenture, as supplemented by this Fifth Supplemental Indenture, and to be known as the Company’s “3.75% Senior Notes due 2017” (the “Notes”), which are to be initially limited in aggregate principal amount as specified in this Fifth Supplemental Indenture and the terms and provisions of which are to be as specified in this Fifth Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Fifth Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide for, among other things, the issuance and form of the Notes and the terms, provisions and conditions thereof, and additional covenants for purposes of the Notes and the Holders thereof;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this Fifth Supplemental Indenture to provide for the Guarantees of the Notes; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company and the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company and the Guarantor covenant and agree with the Trustee and the Luxembourg Paying Agent as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Fifth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this Fifth Supplemental Indenture shall be bound hereby. Notwithstanding any other provision of this Section 101 or the Base Indenture or this Fifth Supplemental Indenture to the contrary, to the extent any provisions of this Fifth Supplemental Indenture or any Note issued hereunder shall conflict with any provision of the Base Indenture, the provisions of this Fifth Supplemental Indenture or the Note, as applicable, shall govern.

Section 102. Definitions.

For all purposes of this Fifth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Fifth Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all terms used in this Fifth Supplemental Indenture and not defined herein have the meanings assigned to them in the Base Indenture;

(d) the term “Securities” as defined in the Base Indenture and as used therein (including in any definition therein), shall be deemed to include or refer to, as applicable, the Notes;

(e) the term “Depositary” as used in the Indenture shall be deemed to refer, with respect to the Notes, to Clearstream, Luxembourg and Euroclear, until a successor Depositary shall have become Depositary pursuant to the applicable provisions of the Base Indenture, and thereafter “Depositary” shall mean such successor Depositary;

(f) the term “Applicable Procedures of the Depositary” as used in the Indenture shall be deemed to refer, with respect to the Notes, to the rules and procedures of Clearstream, Luxembourg and Euroclear, to the extent applicable as in effect from time to time;

(g) all accounting terms not otherwise defined in the Base Indenture or this Fifth Supplemental Indenture have the meanings assigned to them in accordance with Mexican generally accepted accounting principles and the term “Mexican generally accepted accounting principles” with respect to any computation required or permitted thereunder or hereunder shall mean such accounting principles as are generally accepted in Mexico at the date of such computation; provided that at any time the Company shall report its financial information under International Financial Reporting Standards (“IFRS”), such accounting terms shall have the meanings assigned to them in accordance with IFRS; and

(h) the following terms have the meanings given to them in this Section 102(h).

“Business Day” means each Target System Day. A “Target System Day” is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to Notes in certificated form, the reference to “Business Day” will also mean a day on which banking institutions generally are open for business in the location of each office of a Transfer Agent, but only with respect to a payment or other action to occur at that office.

“Common Depositary” means The Bank of New York Depository (Nominees) Limited, as common depositary for the Depositary.

“euro” means the euro or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Common Depositary for such Notes or a nominee thereof.

“Government Securities” means (i) direct obligations of a member state of the European Monetary Union that has adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union (a “Member State”), (ii) obligations the timely payment of the principal of and interest on which is fully and unconditionally guaranteed by a Member State or the European Central Bank, and (iii) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in Clause (i) or (ii) above or in any specific principal or interest payments due in respect thereof.

“Interest Payment Date” means each June 28, commencing on June 28, 2011.

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 305 of the Base Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Specified London Office of the Paying Agent” means, initially, the London Branch of The Bank of New York Mellon, located at One Canada Square, London E14 5AL, United Kingdom.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation, Principal Amount and Interest Rate.

(a) There is hereby authorized and established a series of Securities designated the “3.75% Senior Notes due 2017,” initially in an aggregate principal amount of €1,000,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1205 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. The principal of the Notes shall be due and payable at their Stated Maturity.

(b) The Company may, from time to time and without the consent of the Holders, issue additional notes, with Guarantees of the Guarantor duly annexed thereto or endorsed thereon, on terms and conditions identical to those of the Notes (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid), which additional notes, together with Guarantees of the Guarantor duly annexed thereto or endorsed thereon, shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

(c) The Stated Maturity of the Notes shall be June 28, 2017. The Notes shall bear interest at the rate of 3.75% per annum from June 28, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable annually in arrears on June 28, commencing on June 28, 2011, until the principal thereof is paid or made available for payment on or prior to the Stated Maturity of the Notes; provided, however, that any amount of interest on any Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Section 202. Denominations.

The Notes shall be issued only in denominations of €50,000 and integral multiples of €1,000 in excess thereof.

Section 203. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 365-day year or 366-day year, as applicable, and the actual number of days elapsed.

Section 204. Forms Generally.

The Notes and the Guarantees annexed thereto or endorsed thereon shall be in substantially the forms set forth in this Section 204, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Fifth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof, with Guarantees duly annexed thereto or endorsed thereon; provided that if any Notes are issued in certificated and not global form, such Notes shall be in substantially the form set forth in this Section 204, but shall not contain the legends relating to Global Notes or the “Schedule of Increases or Decreases in Global Note.”

Upon their original issuance, the Notes shall be issued in the form of one or more Global Notes in definitive, fully registered form, with Guarantees annexed thereto or endorsed thereon, without coupons, substantially in the form set forth in this Section 204. Such Global Notes shall be registered in the name of the Common Depositary, or its nominee, and deposited with the Common Depositary, duly executed by the Company, with Guarantees duly annexed thereto or endorsed thereon, and authenticated by the Trustee as hereinafter provided. The aggregate amount of any Global Notes may from time to time be increased or decreased by adjustments made on the records of the Common Depositary.

(a) Form of Face of Note.

[INCLUDE IF NOTE IS A GLOBAL NOTE AND THE COMMON DEPOSITARY IS THE BANK OF NEW YORK MELLON DEPOSITORY (NOMINEES) LIMITED, AS COMMON DEPOSITARY FOR CLEARSTREAM, LUXEMBOURG AND EUROCLEAR—THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK MELLON DEPOSITORY (NOMINEES) LIMITED, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK S.A./N.V. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCESSOR DEPOSITARY.]

AMÉRICA MÓVIL, S.A.B. DE C.V.

3.75% Senior Notes due 2017

ISIN Number: XS0519903743 / Common Code: 051990374

No.	€1,000,000,000

América Móvil, S.A.B. de C.V. (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to, a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as common depositary for Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., the principal sum of One Billion euro (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts), as revised by the Schedule of Increases and Decreases in Global Note attached hereto on June 28, 2017 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from June 28, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, annually in arrears on June 28 of each year, commencing on June 28, 2011 at the rate of 3.75% per annum, until the principal hereof is paid or made available for payment; provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Interest on the Notes shall be calculated on the basis of a 365-day year and 366-day year, as applicable, and the actual number of days elapsed from and including the last Interest Payment Date (or, with respect to interest payable on the first Interest Payment Date, from the issue date of this Note) to but excluding the Interest Payment Date on which the interest payment falls due.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the June 15 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note shall be made at the office of the Trustee or agency of the Company in the Borough of Manhattan, The City of New York, New York and at the Specified London Office of the Paying Agent and, if and for so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, at the office of the Luxembourg Paying Agent, in each case maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in euro (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts) against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. [If the Note is a Global Note, then insert — Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

(b) Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an Indenture, dated as of September 30, 2009 (herein called the “Base Indenture”), among the Company, Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (herein called the “Guarantor,” which term includes any successor Person under the Indenture), The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), Security Registrar, Paying Agent and Transfer Agent, as supplemented by the Fifth Supplemental Indenture dated as of June 28, 2010 (herein called the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent (herein called the “Luxembourg Paying Agent”) and Luxembourg Transfer Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid) may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

All payments of principal, premium, if any, and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). In the event of any withholding or deduction for any Mexican Taxes, the Company shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Mexican Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note to the extent:

(i) that any such taxes, duties, assessments or other governmental charges would not have been imposed but for (A) a connection between the Holder and Mexico other than the ownership or holding of such Note and the mere receipt of payments with respect to such Note or (B) failure by the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the Holder or any beneficial owner of such Note if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the Holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(ii) of any such taxes, duties, assessments or other governmental charges with respect to such Note presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 15-day period;

(iii) of estate, inheritance, gift or other similar taxes, assessments or other governmental charge imposed with respect to such Note;

(iv) of any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on such Note; and

(v) of any payment on such Note to a Holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in Clause (i)(B) above shall not apply if (a) the provision of information, documentation or other evidence described in such Clause (i)(B) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including the United States - Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice or (b) Rule I.3.22.8 is in effect, unless the provision of the information, documentation or other evidence described in such Clause (i)(B) is expressly required by statute, regulation, rule or administrative practice in order to apply Rule I.3.22.8 and the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule I.3.22.8. In addition, such Clause (i)(B) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Person register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax.

The Company shall provide the Trustee with the constancia or other relevant documentation, if any (which may consist of certified copies of such documentation), satisfactory to the Trustee evidencing the payment of Mexican Taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or any Paying Agent, as applicable, upon request therefor.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any other governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

For the avoidance of doubt, no Additional Amounts will be payable to any Holder with respect to any non-Mexican Taxes, including any taxes withheld on a Note pursuant to the European Union Savings Directive or any law implementing or complying with, or introduced in order to conform to the European Union Savings Directive.

All references herein and in the Indenture or the Guarantees, to principal, premium, if any, or interest or any other amount payable in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, premium, interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture and the Guarantees to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such

Redemption Price), and all references to principal, premium, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1009 of the Base Indenture.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ notice, at any time and, only in the case of clause (ii) below, from time to time:

(i) in whole but not in part at a Redemption Price equal to the sum of (A) 100% of the outstanding principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to but not including the Redemption Date and (C) any Additional Amounts which would otherwise be payable thereon up to but not including the Redemption Date, solely if, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after June 28, 2010, the Company would be obligated, after making reasonable endeavors to avoid such requirement, to pay Additional Amounts in excess of the Additional Amounts that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Mexican Taxes at the rate of 4.9%; provided, however, that (1) no notice of redemption pursuant to this clause (i) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment on the Notes were then due and (2) at the time such notice of redemption is given, the Company’s obligation to pay such Additional Amounts remains in effect; and

(ii) in whole or in part, at a Redemption Price equal to the greater of (1) 100% of the outstanding principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on an annual basis (calculated using a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed) at the Bund Rate plus 35 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to but not including the Redemption Date.

For purposes of clause (ii) above, the following terms shall have the specified meanings:

“Bund Rate” means, as of any Redemption Date, the rate per annum equal to the yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the remaining term of the Notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes to be redeemed and of a maturity most nearly equal to the remaining term of the Notes to be redeemed; provided, however, that, if the remaining term of the Notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German

Bundesanleihe securities for which such yields are given, except that if the remaining term of the Notes to be redeemed is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Trustee obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Reference German Bund Dealer” means each of Deutsche Bank AG, London Branch, HSBC Bank plc and BNP Paribas, or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, the Company will substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotation” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference German Bund Dealer at 3:30 p.m. (Frankfurt, Germany time) on the third business day preceding such Redemption Date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor, on the one hand, and the rights of the Holders of the Notes, on the other hand, at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (1) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (2) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, and/or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Section 204 of the Fifth Supplemental Indenture and Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and premium, if any, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of €50,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

[If the Note is a Global Note, then insert — This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes, including the limitations in Section 204 of the Fifth Supplemental Indenture and Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Notes.]

This Note, the Guarantees and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT—______________
(Cust)

TEN ENT -	as tenants by the entireties	Custodian _____________ under Uniform
(Minor)

JT TEN -	as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________
(State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

(c) Form of Guarantee.

Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (the “Guarantor”), hereby fully and unconditionally guarantees (such guarantee being referred to herein as the “Guarantee”), in accordance with the terms of the Indenture, dated as of September 30, 2009 (herein called the “Base Indenture”), among América Móvil, S.A.B. de C.V., the Guarantor and The Bank of New York Mellon, as Trustee (the “Trustee”), Security Registrar, Paying Agent and Transfer Agent, as supplemented by the Fifth Supplemental Indenture, dated as of June 28, 2010 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor, the Trustee and the Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent, the full and punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of, premium, if any, and interest on, and any other amounts due under the Notes and all other obligations of the Company under the Indenture including, without limitation, if any such payment is subject to withholding for or on account of any taxes, duties, assessments or other governmental charges imposed with respect thereto by a Mexican taxing authority, payments of additional amounts to the Holders of the Note to which this Guarantee is annexed so that the net amount received by such Holder equals the amount that would have been received absent such withholding, subject to the limitations provided in the Note to which this Guarantee is annexed and Section 1009 of the Base Indenture. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture.

The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture shall be limited to the maximum amount as shall, after giving effect to all other liabilities (fixed and contingent) of the Guarantor, result in the obligations of the Guarantor under the Guarantees not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth, to the extent and in the manner provided, in Article Eleven of the Base Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee therein made.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note to which this Guarantee is annexed shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

This Guarantee shall be governed by, and construed in accordance with, the law of the State of New York.

This Guarantee is subject to release upon the terms set forth in the Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

RADIOMÓVIL DIPSA, S.A. de C.V.,

By:
Name:
Title:

By:
Name:
Title:

Section 205. Form of Trustee’s Certificate of Authentication

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

Section 206. Registration of Transfer and Exchange

(a) Section 304(2) of the Base Indenture is hereby amended and restated with respect to the Notes as follows:

“(2) Notwithstanding any other provision in this Indenture or the Notes, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof unless (A) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed within 90 days, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note or (C) a request for certificates has been made by the Company upon 60 days’ prior written notice given to the Trustee in accordance with the Applicable Procedures of the Depositary and a copy of such notice has been received by the Company from the Trustee. Any Global Note exchanged pursuant to Clause (A) above shall be so exchanged in whole and not in part and any Global Note exchanged pursuant to Clause (B) or (C) above may be exchanged in whole or from time to time in part as directed by the Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note.”

(b) Section 304(5) of the Base Indenture is hereby amended and restated with respect to the Notes as follows:

“(5) None of the Depositary or any members of, or participants in, the Depositary (“Agent Members”), or any Person on whose behalf Agent Members may act, shall have any rights under this Indenture with respect to any Global Note, or under any Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of any Note.”

Section 207. Maintenance of Office or Agency

(a) With respect to any Notes that are not in the form of a Global Note, the Company shall maintain in the Borough of Manhattan, The City of New York, New York and in London, United Kingdom an office or agency, in each case, in accordance with Section 1002 of the Base Indenture.

(b) If and for so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, the Company shall maintain pursuant to Section 1002 of the Base Indenture an office or agency in Luxembourg where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. The Company has initially appointed The Bank of New York Mellon (Luxembourg) S.A. as the Paying Agent and the Transfer Agent for such transfers and exchanges and for such notices and demands in Luxembourg with respect to the Notes. The Bank of New York Mellon (Luxembourg) S.A. has its main offices at 2-4 rue Eugène Rupert, Vertigo Building-Polaris, L-2453 Luxembourg.

(c) If for any reason The Bank of New York Mellon (Luxembourg) S.A. shall not continue as the Luxembourg Paying Agent or Luxembourg Transfer Agent for such transfers and exchanges and for such notices and demands in Luxembourg with respect to the Notes and the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, the Company shall appoint a substitute Paying Agent or Transfer Agent in Luxembourg, in accordance with the rules then in effect of the Luxembourg Stock Exchange and the provisions of the Indenture and the Notes. Following the appointment of a substitute Paying Agent or Transfer Agent in Luxembourg, the Company shall give the Holders of the Notes notice of such appointment pursuant to Section 106 of the Base Indenture.

Section 208. Euro MTF Listing

The Company shall use its reasonable best efforts to have the Notes admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF; provided, however, that the Company will not be required to maintain such admission to listing and trading.

Section 209. Additional Amounts

For purposes of Section 1009 of the Base Indenture and for the avoidance of doubt, no Additional Amounts will be payable to any Holder with respect to any non-Mexican Taxes, including any taxes withheld on a Note pursuant to the European Union Savings Directive or any law implementing or complying with, or introduced in order to conform to the European Union Savings Directive.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301. Consent to Service; Jurisdiction

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Fifth Supplemental Indenture, the Base Indenture, the Notes or the Guarantees may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each of the Company and the Guarantor hereby designates and appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Fifth Supplemental Indenture, the Notes or the Guarantees which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, each of the Company and the Guarantor will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. Each of the Company and the Guarantor agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 302. Indemnification of Judgment Currency

The Company and the Guarantor shall indemnify the Trustee and any Holder of a Note against any loss incurred by the Trustee or such Holder, as the case may be, as a result of any judgment or order being given or made for any amount due under the Indenture or such Note and being expressed and paid in a currency (the “Judgment Currency”) other than euro, and as a result of any variation between (i) the rate of exchange at which the euro amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in Frankfurt, Germany at which the Trustee or such Holder, as the case may be, on the date of payment of such judgment or order is able to purchase euro with the amount of the Judgment Currency actually received by the Trustee or such Holder. Notwithstanding the preceding sentence of this Section 302, in the event that the amount of euro purchased by any Holder as a result of such indemnification exceeds the amount originally to be paid to such Holder, such Holder shall reimburse such excess to the Company or the Guarantor, as the case may be. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, euro.

Section 303. Governing Law; Waiver of Jury Trial

(a) THIS FIFTH SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS OF THE NOTES) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THIS FIFTH SUPPLEMENTAL INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 304. Separability of Invalid Provisions

In case any one or more of the provisions contained in this Fifth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Fifth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Fifth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 305. Execution in Counterparts

This Fifth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 306. Certain Matters

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

AMÉRICA MÓVIL, S.A.B. DE C.V.,
as Issuer

By:	/s/ Daniel Hajj Aboumrad
	Name:	Daniel Hajj Aboumrad
	Title:	Chief Executive Officer

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	General Counsel
RADIOMÓVIL DIPSA, S.A. DE C.V., as Guarantor

By:	/s/ Daniel Hajj Aboumrad
	Name:	Daniel Hajj Aboumrad
	Title:	Attorney-in-Fact

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	General Counsel

THE BANK OF NEW YORK MELLON,
as Trustee, Security Registrar, Paying Agent and Transfer Agent

By:	/s/ Karen Ferry
	Name:	Karen Ferry
	Title:	Vice President

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent

By:	/s/ Karen Ferry
	Name:	Karen Ferry
	Title:	Attorney-in-Fact